Exhibit 3.30

Certificate of Formation of Xeres Management LLC

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “XERES MANAGEMENT LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JUNE, A.D. 2007, AT 2:50 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4377489 8100	AUTHENTICATION:	5791294
070746911
	DATE:	06-26-07

CERTIFICATE OF FORMATION

OF

XERES MANAGEMENT LLC

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE:

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

I.

NAME

The name of the limited liability company is Xeres Management LLC (the “Company”).

II.

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of June 25, 2007.

/s/ Erin F. Ramana
Erin F. Ramana
Authorized Person

329653 v1/RE